Exhibit 23.1

SRCO, C.P.A., Professional Corporation
Certified Public Accountants
14 Wynngate Lane
Amherst, NY 14221
U.S. A

Tel: 416 428 1391 & 416 671 7292
Fax: 905 882 9580
Email: info@srco.ca

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Bright Green Corporation of our report dated March 28, 2022, relating to the financial statements of Bright Green Corporation for the years ended December 31, 2021 and 2020, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts”.

/s/ SRCO, C.P.A., Professional Corporation

Amherst, NY

August 2, 2022